Total Entertainment Acquires Beth Bender Cosmetics

NEW YORK, NY -- 03/17/2004 -- Total Entertainment, Inc. (OTC BB: TLEI) today announced the acquisition of Beth Bender Cosmetics (Beth Bender, Inc.). Total Entertainment has acquired the assets of Beth Bender Cosmetics and committed to fully funding and developing the Beth Bender product lines, as well as new sales, marketing and PR initiatives. Beth Bender product lines will continue to target the U.S., European and Asian markets. Beth Bender Cosmetics products currently sell in more than 40 high-end salons, spas and specialty boutiques nationwide, as well as through the company's website at www.bethbender.com.

Sandy J. Masselli, Jr., Chairman and CEO of Total Entertainment, and Beth Bender CEO of Beth Bender Cosmetics, declared in a joint statement,  "This agreement represents the completion of months of work between Total Entertainment and Beth Bender, Inc. We are delighted to now move forward and complete development and increase distribution of the Beth Bender product lines."

Beth Bender Cosmetics has scheduled a series of events and public appearances, beginning with the World Asia Television Fashion Show March 25 – April 1 in Honolulu, Hawaii. The World Asia show will include a dynamic runway fashion event showcasing the world's most prominent Asian fashion designers and models, accompanied by live musical performances. Beth Bender will personally oversee all the makeup for the shows. In addition, Bender will make a personal appearance at Blush, an upscale local cosmetics store, to promote Beth Bender Cosmetics.

Beth Bender products were also recently included in gift bags given out at Shaquille O'Neal's birthday party in Los Angeles at the invitation of Jane Ubell of BuzzBags. Bender intends to continue introducing her products to celebrities via events and personal invitations.

Important Disclaimer: Safe Harbor Statement

This press release contains 'forward-looking statements' as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements and business strategy as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to the risks that: the acquisition company will not realize the synergies and other benefits associated with the transaction; that the acquisition will be unable to further identify, develop and achieve success for new products and services; Total Entertainment does not undertake to provide, nor has any obligation to provide, update or revise forward-looking statements. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from Forward-looking statements, including the matters set forth in Total Entertainment's reports and documents filed from time to time with the Securities and Exchange Commission Total Entertainment cautioned that there are no assurances that a merger agreement will be reached.

Contact:

     CONTACT:

     Investor Relations

     Lyle Crowley

     1-212-265-1661